Exhibit 10.6

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“Agreement”) is made and effective as of December 29, 2020 (the “Effective Date”), by and among GOLDEN NUGGET, LLC, a Nevada limited liability company (“GN Parent”), GNLV, LLC., a Nevada limited liability company (“Licensor”), and GOLDEN NUGGET ONLINE GAMING, LLC, a New Jersey limited liability company (“Licensee”).

WHEREAS, Licensor has the right and authority to license the use of the trademarks set forth on Exhibit “A” attached hereto (collectively, the “Marks”);

WHEREAS, Licensee desires to acquire from Licensor, and Licensor desires to grant to Licensee, a license to use the Marks in connection with engaging in the business of online real money casino gambling and sports wagering under the Marks (the “Business”), pursuant to the terms and conditions provided herein; and

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  GRANT OF LICENSE.

(a)               Exclusive License. During the License Term, Licensor hereby grants to Licensee an exclusive (even as to Licensor), non-transferable, irrevocable (until this Agreement is terminated according to Section 7) license to use the Marks solely in connection with the Business (the “License”) in the United States and any of its territories (subject to Section 1(b) and 1(c), the “Exclusive Area”). For clarity, the License includes the right of Licensee to use the Marks in domain names for the Business. Nothing in this Agreement shall allow Licensee to use any of the Marks in connection with any other activity or business, including operation or management of a land-based (i.e., “Brick and Mortar”) casino or hotel. For the avoidance of doubt, Licensor shall have no right to use or license (and shall not license nor authorize any other person or entity to use) any of the Marks in the Exclusive Area in connection with any online real money casino gambling or sports wagering and Licensor agrees not to oppose, contest or otherwise object to Licensee’s use of the Marks, so long as Licensee’s use is in compliance with the License granted under this Agreement. Any rights not expressly granted to Licensee under this Agreement are reserved by Licensor. Additionally, Licensee and Licensor acknowledge and agree that it may be in the best interest of Licensee and Licensor to work together with respect to certain joint advertising, marketing and promotional activities (including, but not limited to, maintaining joint or linked websites) with respect to the Marks and further agree to use commercially reasonable efforts to work together to accomplish such activities.

(b)               Exclusive Area Adjustment. (i) If (A) legislation is signed into law to legalize online real money casino gambling or sports wagering in a particular U.S. state within the Exclusive Area (a “Legalization Event”), and (B) an Inaction Trigger (as defined below) occurs, the Exclusive Area will automatically and immediately be deemed to exclude the state in which such Inaction Trigger occurred (and for clarity, Licensee shall from that point forward have no rights to utilize the Marks within such state without the prior written consent of Licensor). (ii) As used in this Agreement, an “Inaction Trigger” means the occurrence of any of the following: (A) Licensee provides notice to Licensor that it does not intend to conduct the Business in a state where a Legalization Event occurred; (B) Licensee does not confirm in writing to Licensor of Licensee’s intent to conduct the Business in a state where the Legalization Event occurred within thirty (30) days following receipt of a written notice from Licensor requesting confirmation of Licensee’s intent with respect to such Legalization Event (“Event Notice”); (C) if within twelve (12) months of an Event Notice, (1) Licensee fails to execute an Operating Agreement with a third party legally permitted to authorize Licensee to conduct the Business, or (2) if Licensee is eligible to obtain an authorization, permit or license from the state in which the Legalization Event occurred to independently conduct the Business, and Licensee fails to obtain the authorizations, permits or licenses necessary for Licensee to conduct the Business in the state where the Legalization Event occurred; or (D) Licensee confirms in writing that it is not contractually permitted or legally able to pursue the Business in a state where a Legalization Event has occurred. “Operating Agreement” means a definitive written agreement that permits Licensee to operate the Business within a state or territory where a Legalization Event has occurred.

(c)               Right of First Offer.

(i)                 During the License Term, in the event that a Legalization Event occurs in a state within the Exclusive Area in which GN Parent, or any of its direct or indirect affiliates owns, operates or manages a “Golden Nugget” branded land-based casino (such entity, “GN”, and each such event, an “Online Gaming Opportunity”), GN Parent shall (or shall cause such affiliate to) comply with this Section 1(c).

(ii)              After such Legalization Event, GN shall provide Licensee with written notice of the Online Gaming Opportunity, and such notice shall include a term sheet with the proposed terms of a New Operating Agreement (each such notice, a “Legalization Notice”). Any term sheet included in a Legalization Notice from GN shall be proposed by GN in good faith based on its view of the fair market terms of such Online Gaming Opportunity.

(iii)            Following such Legalization Notice, Licensee and GN shall engage in non-exclusive negotiations for a period of ninety (90) days (each such period, a “Gaming Transaction Period”) to agree upon the fair market terms of a New Operating Agreement related to such Online Gaming Opportunity, including, without limitation, the market access fee and applicable minimum payments. If, by the expiration of the applicable Gaming Transaction Period, GN has complied with the provisions of this Section 1(c)(i) and (iii) and GN and Licensee are unable to reach an agreement regarding the Online Gaming Opportunity, then (A) Licensee or Licensor may terminate discussions for any reason or no reason, (B) Licensee shall have the right to enter into an agreement with any third party which holds the right to conduct online gaming to conduct the Business in the state that is the subject of the applicable Legalization Notice using the Marks, and (C) GN shall have the right to enter into an agreement with any third party to conduct online gaming utilizing its license in the state that is the subject of the applicable Legalization Notice, so long as GN does not use (and such third party does not use and is not granted any rights to use) any of the Marks as a trademark or brand in connection with such operations conducted in such state. For clarity, to the extent required under applicable regulations, GN’s name may be used by GN or such third party to identify GN as the owner of the gaming license therefor.

(iv)             Notwithstanding any other provision to the contrary, Licensee and Licensor acknowledge and agree that the rights and obligations of the Licensee and Licensor contemplated in this Section 1(c): (A) shall not apply if an Event of Default has occurred and has not been remedied within the applicable cure period contemplated in Section 7; (B) shall not apply in the event that Licensor (1) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (2) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (3) makes or seeks to make a general assignment for the benefit of its creditors, or (4) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business (each, a “Bankruptcy Event”), and (C) may not be assigned by Licensee (in whole or in part) to any third party.

(d)               Skins. Notwithstanding anything to the contrary and for clarity, in the event that GN has access to more than one branded “skin” as part of a Legalization Event, GN shall be permitted to freely market and/or enter into agreements with any third-party with respect to any other branded “skins” that GN are authorized to grant under applicable law in any jurisdiction so long as such branded “skins” does not use any of the Marks.

2.                  OWNERSHIP AND PROTECTION OF THE MARKS.

(a)               Goodwill. Licensee recognizes the significant value of the goodwill associated with the Marks and acknowledges and agrees (i) that such Marks, and all rights therein and the goodwill pertaining thereto shall inure solely to Licensor, (ii) that such Marks have acquired secondary meaning in the mind of the public, and (iii) that Licensee shall not, directly or indirectly, contest or challenge Licensor’s ownership of all right, title and interest in and to such Marks or the validity thereof, including, without limitation, the goodwill associated therewith. Notwithstanding anything expressed in this Agreement to the contrary, Licensee shall not acquire, be deemed to have acquired and shall not claim any rights to such Marks other than the irrevocable License rights granted by Licensor under this Agreement during the License Term.

(b)               Notice of Infringement. Licensee shall give Licensor prompt written notice of any actual or threatened infringement, misappropriation or other conflict with the Marks by any third party after Licensee has actual knowledge of such infringement, misappropriation or other conflict. Licensor shall give Licensee prompt written notice of any actual or threatened infringement, misappropriation or other conflict with the Marks online or that otherwise relates to or may reasonably be expected to impact the Business within the Exclusive Area by any third party after Licensor has actual knowledge of such infringement, misappropriation or other conflict. Licensee shall use commercially reasonable efforts to monitor (at its cost and expense) potential third party infringement of the Marks online.

(c)               Notice of Regulatory Action. Licensee shall promptly notify Licensor if Licensee receives, or if Licensee becomes aware that, a citation has been issued or investigation commenced by any regulatory agency (federal, state or local) for violation of any law that may have a reasonable likelihood of having an adverse effect on Licensor or damaging the goodwill associated with the Marks included in the Marks.

(d)               Protection of Rights in the Marks.

(i)                 Licensor shall take all actions reasonably necessary to preserve the value of the Marks, including by exercising reasonable quality control with respect to use of the Marks. Licensor shall have the first right, but not the obligation, to apply for, register for, and maintain registrations for the Marks. At Licensor’s sole cost and expense, Licensee shall provide Licensor with all commercially reasonable cooperation to assist Licensor in protecting, applying for, registering, or maintaining any of Licensor’s rights in the Marks.

(ii)              In the event that Licensor is unwilling or unable to apply for, register, or maintain any registrations of the Marks, then (A) Licensee shall have the right, but not the obligation, to apply for, register for, and maintain registrations for the Marks in its own name during the License Term at Licensee’s sole cost (subject to Section 4(e)); and (B) Licensor hereby irrevocably designates and appoints Licensee and each of its duly authorized officers and agents as Licensor’s agent and attorney in fact, to act for and in Licensor’s behalf and instead of Licensor to execute and file any document and to do all other lawfully permitted acts to further the purposes described in Section 2(d)(i) at Licensee’s sole cost (subject to Section 4(e)), which shall constitute an irrevocable power of attorney coupled with an interest. Except as set forth in the foregoing sentence, during the License Term, Licensee shall not attempt to register or apply for any trademarks that are the same as, or confusingly similar to, the Marks or any variation thereof without the prior written approval of Licensor.

(iii)            Licensor will notify Licensee in writing in advance if Licensor (x) elects to abandon any U.S. registrations for the Marks, in which case, at the election of Licensee, Licensor shall assign and transfer such U.S. registration to Licensee; or (y) plans to sell to any third party (other than an affiliate of Licensor) only those Marks to the extent relating to online real money casino gambling or sports wagering (and not any other product, service, or business).

(e)               Licensor’s Enforcement of Rights in the Marks. Licensor shall have the first right, but not the obligation, to bring infringement actions, defend challenges, and participate in similar adversarial proceedings against third parties relating to the Marks, provided that Licensor has no obligation to bring any suit, action, or other proceeding against any suspected infringer of any Mark. If Licensor elects to bring an infringement action against a suspected infringer of a Mark, Licensor shall bring such proceeding in Licensor’s own name, and Licensee will join as a party (at Licensor’s expense) if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding and cannot otherwise be joined. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein. If Licensor brings or defends any such proceeding, Licensee shall reasonably cooperate in all respects with Licensor in the conduct thereof, and shall assist in all reasonable ways, including having its employees testify when reasonable to do so, and upon taking measures to ensure confidentiality obligations hereunder, make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, subject to Licensor’s reimbursement of any out-of-pocket expenses and other reasonable costs (such as employee time taken to testify or prepare documents, etc.) incurred on an on-going basis by Licensee in providing Licensor such assistance. If Licensee undertakes an infringement proceeding against a suspected infringer, any monetary recovery, damages, or settlement derived from such proceeding will be retained in its entirety by Licensor. Licensor may not settle any such action in a manner that affects Licensee or its rights in the Marks without the prior written approval of Licensee.

(f)                Licensee’s Enforcement of Rights in the Marks. If Licensor elects not to bring an infringement action against a suspected infringer or diluter of the Marks and provides written notice to Licensee of such an election or if Licensor (or any receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of Licensor’s property or business) is unable or unwilling to do so (including due to a Bankruptcy Event of Licensor), then Licensee shall have the right, but not the obligation, to bring such proceeding in Licensee’s own name, and Licensor will join as a party (at Licensee’s expense) if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding and cannot otherwise be joined. Licensee shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein. If Licensee brings or defends any such proceeding, Licensor shall reasonably cooperate in all respects with Licensee in the conduct thereof, and assist in all reasonable ways, including having its employees testify when reasonable to do so, and upon taking measures to ensure confidentiality obligations hereunder, make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, subject to Licensee’s reimbursement of any out-of-pocket expenses and other reasonable costs (such as employee time taken to testify or prepare documents, etc.) incurred on an on-going basis by Licensor in providing Licensee such assistance. If Licensee undertakes such proceeding against a suspected infringer, any monetary recovery, damages, or settlement derived from such proceeding will be retained in its entirety by Licensee. Licensee may not settle any such action in a manner that affects Licensor or its rights in the Marks without the prior written approval of Licensor.

(g)               Customer Confusion, Mistake or Deception. In the event that Licensee or Licensor becomes aware of any incident of actual customer confusion or mistake or deception as to the source of the parties’ respective goods and services arising from either party’s use of the Marks, the parties shall use their best efforts to agree upon reasonable steps to ensure that such confusion does not reoccur.

3.                  TERM.

The parties hereto agree that the Agreement term shall commence on the Effective Date and shall continue for a period of twenty (20) years thereafter, unless earlier terminated pursuant to Section 7 of this Agreement (the “License Term”).

4.                  ROYALTY AND OTHER FEES.

(a)               Royalty.  Commencing on the first day of the month following the Effective Date, in consideration for the licenses granted and performance by Licensor hereunder, Licensee will for the License Term, pay to Licensor a royalty payment (the “Royalty”) equal to the amount set forth on Exhibit B attached hereto.  The Royalty, if any, shall be due and payable on the twentieth (20th) day of the beginning of each month following the end of each calendar quarter for the previous quarter (or if the twentieth (20th) day falls on a weekend or bank holiday then on the next business day), and shall be accompanied by a Revenue Report (as defined below) for such previous quarter. For purposes of this Agreement, the term “Net Gaming Revenue” means the total of all sums actually received by Licensee or its affiliates from its operation of the Business less the total of all sums paid as winnings to customers, less returned or void bets (“Gross Gaming Revenue”), less (i) pooled or local jackpot contributions, (ii) all taxes paid to any gaming authorities, including all Gaming Taxes and the Federal Sports Wagering Excise Tax, (iii) free bets, cash back, offers, bonuses, promotional gaming credit paid to customers, up to a maximum of 20% of Gross Gaming Revenue, (iv) payment or bank fees related to the settlement of deposits, withdrawals and transactions, including fees levied by electronic payment or credit card organizations and including chargebacks, not to exceed 5% of Gross Gaming Revenue, (v) regulatory mandated geolocation and Know-Your-Customer fees, and (vi) any fees payable to sports governing bodies for the use of official data feeds. As used herein, (A) “Gaming Tax” shall mean, for any given period, any taxes, fees, assessments or levy assessed based on internet gaming gross revenues or wagering as specified in the state or federal Laws imposed by any federal, state, local or foreign government or political subdivision thereof which are based on wagering or gross gaming revenues from time to time; and (B) “Federal Sports Wagering Excise Tax” means the federal excise tax imposed upon sports wagering (or the tax rate currently in effect) and/or any replacement tax.

(b)               By no later than twenty (20) days (or sooner if required by Gaming Laws) following the end of each calendar quarter during the License Term, Licensee shall provide Licensor with a full and accurate statement of revenues generated for the prior calendar quarter (the “Revenue Report”), setting forth in reasonable detail the following: (a) Gross Gaming Revenue generated by wagering category and by jurisdiction; (b) any permitted deductions from Gross Gaming Revenue, including without limitation, Licensee’s calculation of Gaming Tax owed, (c) Licensee’s calculation of Net Gaming Revenue, (d) the Royalty, and (e) any Set-Off Amounts (as defined below).

(c)               Payments.  Royalty payments shall be made in US Dollars.   If Licensee fails to report Net Gaming Revenues on a timely basis, Licensor may reasonably estimate the Net Gaming Revenues.  If an estimate results in an overpayment, Licensor shall deduct the amount of the overpayment from the next quarter’s Royalty.  Any deficiency resulting from such estimate may be added to the next Royalty payment due.

(d)               Unpaid Amounts.  Any unpaid amounts owed by Licensee to Licensor, including without limitation Royalties, will bear interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by law.  Licensee agrees to reimburse Licensor for all reasonable costs and expenses incurred in the collection of unpaid amounts, including without limitation, reasonable attorneys’ fees and costs.

(e)               Set-Off. In the event of a Bankruptcy Event of Licensor, Licensee shall have the right to carry forward for application against Royalties any (i) costs incurred by Licensee to apply for, register, maintain, enforce, or defend the Marks, including pursuant to the power of attorney granted in Section 2(d) hereof or (ii) damages arising out Licensor’s breach of this Agreement (collectively, “Set-Off Amounts”).

5.                  QUALITY CONTROL AND USE OF THE MARKS.

(a)               Quality Standards. The nature and quality of the Business and the use of the Marks, along with all representations of the Marks included therein, in connection therewith, shall be of a high standard and quality so as to reflect favorably upon the Business but in any event no less than substantially the same quality, usage, style and appearance as historically used by Golden Nugget Atlantic City in connection with its online gaming business concerning such Marks, and shall not knowingly place the Marks or Licensor in a negative light or context (the “Quality Standards”). Licensor agrees that Licensee’s use of the Marks in a manner that is consistent in all material respects with use of the Marks by Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation and predecessor-in-interest of Licensee (“Predecessor Licensee”), immediately prior to the effective date of that certain Purchase Agreement dated as of June 28, 2020, by and among Predecessor Licensee, Landcadia Holdings II, Inc., a Delaware corporation, LHGN HoldCo, LLC, a Delaware limited liability company, GNOG Holdings, LLC, a Delaware limited liability company, and Landry’s Fertitta, LLC, a Texas limited liability company, shall be deemed to be in compliance with the Quality Standards. Neither party hereto shall knowingly use the Marks in connection with firearms, weapons, ammunition, obscene, lewd, or pornographic materials, or any items with a sexual function or purpose. Licensee shall display the Marks in accordance with sound trademark usage principles, including using commercially reasonable efforts to use ® in connection with use or display of the registered Marks.

(b)               Reporting and Inspection. In order to preserve the validity and integrity of the Marks, Licensee shall permit representatives of Licensor to inspect the Business at any time during normal business hours to ensure that (i) Licensee is maintaining the Quality Standards, and (ii) Licensee’s use of the Marks are permissible as set forth in this Agreement. Any such inspection shall be conducted in a manner that will not interfere with the Business’ normal business activities. Licensee shall at reasonable request of Licensor submit without charge to Licensor representative samples of its use of such Marks.

6.                  RECORDS.

Licensee agrees to keep accurate books of account and records covering all transactions relating to the License hereby granted, and Licensor and its duly authorized representatives shall have the right upon five (5) business days advance written notice during normal business hours and no more than once per year of the License Term to examine said books of account and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement. Licensee will retain all such books of account and records for a minimum of seven (7) years following the calendar year to which they relate. If Licensor discovers that Licensee underpaid any Royalty to Licensor for any period under audit (an “Audit Deficiency”), then (i) Licensee shall promptly pay to Licensor any such Audit Deficiency, and (ii) if such Audit Deficiency is 5% or more, (x) Licensee will promptly reimburse Licensor for all costs and expenses of such audit and any collection costs, and (y) notwithstanding part (a) above, Licensor may conduct subsequent audits up to one (1) time per calendar month until such subsequent audits reveal no Audit Deficiency for two (2) consecutive calendar months. Licensor will promptly reimburse to Licensee any Royalty overpayments Licensor or Licensee discovers in the audit.

7.                  DEFAULT; TERMINATION.

(a)               If Licensee shall (i) fail pay any Royalty on or before its due date set forth in Section 4(c) (a “Failure to Pay”) or (ii) use the Marks to operate the Business without the gaming licenses required under applicable law (together with Failure to Pay, an “Event of Default”), then Licensor shall have the right to terminate this Agreement if, within twenty (20) days’ after Licensee’s receipt of written notice of such Event of Default from Licensor, Licensee has not cured such Event of Default (or, in the case of any Event of Default under subsection (ii) above which cannot with due diligence and good faith be cured within twenty (20) days, Licensee fails to commence to cure such default within twenty (20) days after such default or Licensee fails to prosecute diligently the cure of such default to completion within such additional period as may be reasonably required with due diligence and in good faith; it being intended that in connection with any such Event of Default (other than an Event of Default under subsections (i) above), which is not susceptible of being cured with due diligence and in good faith within twenty (20) days but is otherwise reasonably susceptible of cure, the time of within which Licensee is required to cure such default shall be extended for such additional period as be necessary for the curing thereof with due diligence and in good faith, provided, however, that if such default is not cured with ninety (90) days after notice from Licensor of such default, then such notice of termination shall automatically become effective).

(b)               The License shall automatically terminate with respect to the Business if Licensee changes the name of the Business to a name other than one of the Marks.

(c)               In addition, Licensee and Licensor may terminate this Agreement in a writing signed by both Licensee and Licensor.

8.                  EFFECT OF TERMINATION OR EXPIRATION.

(a)               Upon and after the expiration or termination of this Agreement, all rights granted to Licensee hereunder shall automatically terminate and Licensee shall have no further right to use the Marks in connection with the Business.

(b)               As promptly as practicable but in no event later than ninety (90) days from the date of expiration or any other form of termination of the License Term with respect to the Business (such period be referred to as “Phase Out Period”), Licensee shall change all trade names, online names, company names or business names of the Licensee so as to eliminate the use or inclusion therein of the Marks. Licensee shall provide a written certification to Licensor signed by an officer of Licensee stating that Licensee has complied with the requirements of this Section 8(b). If Licensee is using the Marks during the Phase Out Period, it shall take commercially reasonable steps to inform the general public, customers, suppliers and contractors that it is not a licensee or affiliated with the Licensor and is using the Marks with permission solely to facilitate the transition to a new brand. After the Phase Out Period, Licensee shall thereafter refrain from operating or doing business under any name that would give the general public the impression that the License granted pursuant to this Agreement is still in force or that Licensee is in any way connected or affiliated with or sponsored by Licensor. Notwithstanding the foregoing, Licensee may continue to maintain archival copies of contracts, annual reports and marketing materials that include the Marks solely for archival purposes.

9.                  DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY; INDEMNIFICATION.

(a)               THE MARKS ARE PROVIDED BY LICENSOR “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”. LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY, REGARDING THE MARKS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF MARKS. NO PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND CONTRACT), EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

(b)               Licensor hereby agrees to indemnify, defend, and hold harmless Licensee, its members, shareholders, employees, agents, representatives, directors, officers, successors, and permitted assigns from and against any and all third-party claims arising in whole or in part, directly or indirectly, out of any allegation of intellectual property infringement or trademark dilution based on Licensee’s use of any of the Marks in material compliance with the terms of this Agreement.

(c)               Licensee shall indemnify, defend, and hold harmless Licensor, its members, shareholders, employees, agents, representatives, directors, officers, successors, and permitted assigns from and against any and all third-party claims arising in whole or in part, directly or indirectly, out of any allegation of intellectual property infringement or trademark dilution based on Licensor’s use of any of the Marks in violation of the terms of this Agreement.

(d)               Except as expressly provided to the contrary herein, it is the intent of the parties that where fault is determined to have been joint or contributory, principles of comparative fault will be followed and each party shall bear the proportionate cost of any indemnifiable losses attributable to such party’s fault.

10.              MISCELLANEOUS.

(a)               Assignment. Licensor may not assign or transfer this Agreement without providing prior written notice thereof to Licensee. Licensee shall not assign or transfer this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything herein to the contrary, this Agreement and all of Licensee’s rights and obligations hereunder shall automatically transfer to any collateral agent or its designee as provided in any credit agreement or security interest in connection with any loan provided to Licensee. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and permitted assigns.

(b)               Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered either by personal service, facsimile or prepaid overnight courier service and addressed as follows:

If to Licensee:	Golden Nugget Online Gaming, LLC.
1510 West Loop South
Houston, Texas 77027
Attention: General Counsel
Telephone: (713) 386-7000
Telecopy: (713)386-7070
If to Licensor:	GNLV, LLC.
1600 West Loop South, Floor 30
Houston, Texas 77027
Attention: General Counsel
Telephone: (713) 386-7000
Telecopy: (713) 386-7070

(c)               Disclaimer of Agency. Nothing in this Agreement shall create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto, and no party shall have the power to obligate or bind the other in any manner whatsoever.

(d)               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)               Survival. All rights and obligations herein that are by their nature continuing will survive expiration or termination of this Agreement.

(f)                General. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding its provisions concerning conflict of laws. Each party acknowledges that it has had ample opportunity to have this Agreement reviewed and negotiated by competent counsel, and waives any right it may have to interpret a writing against the drafter thereof. This Agreement constitutes the complete agreement of the parties hereto on the subject matter covered herein and supersedes all other prior or contemporaneous understandings, agreements or representations, written or oral. No term or provision of this Agreement may be waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach. This Agreement may not be amended except by a written instrument signed by authorized representatives of all parties hereto and expressly declared to be an amendment or modification thereof. The headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)               Bankruptcy. All rights and licenses under the Marks granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code including the right to treat this Agreement as terminated or to retain its rights under this Agreement. Notwithstanding anything to the contrary contained herein, Licensor agrees that (i) Licensor shall assume this Agreement in bankruptcy; and (ii) notwithstanding the foregoing, in the event of a breach or rejection of this Agreement in bankruptcy, Licensee shall continue to have the exclusive, irrevocable right and license to use the Marks in connection with the Business in the Exclusive Area during the License Term.

(h)               Further Assurances. Each party shall take such further actions and provide to the other parties, its successors, assigns or other legal representatives, such cooperation and assistance as may be reasonably requested by the other parties (at the other parties’ cost) to more fully and effectively effectuate the purposes of this Agreement.

(i)                 Equitable Relief. In the event of a breach of any of the provisions of this Agreement by a party, the parties acknowledge and agree that: (i) such breach is likely to cause significant and irreparable harm to the other parties and will not be susceptible of cure by the payment of monetary damages and (ii) if not cured within the cure period set forth in Section 7, Licensor shall be entitled to immediately terminate the License to Licensee and to obtain injunctive relief and/or other equitable relief, in addition to other remedies afforded by law, all of which shall be cumulative, to prevent or restrain such breach of this Agreement. In the event that a party shall employ an attorney to enforce the terms and conditions of this Agreement, the prevailing party in such action be entitled to recover all reasonable costs and expenses sustained by the enforcing party in the enforcement of such terms and obligations, including but not limited to reasonable attorneys’ fees and expenses, costs of collection and court costs.

(j)                 Privileged License. Licensee hereby acknowledges that Licensor and its affiliates are businesses that have gaming licenses issued by the state gaming authorities (each a “Commission”). If required by any regulatory authority having jurisdiction over Licensor, and if requested to do so by Licensor, Licensee shall, at Licensee’s expense, obtain any license, qualification, clearance or the like necessary for Licensee to operate the Business. If Licensee fails to satisfy such requirement or if Licensor or any parent company, subsidiary or affiliate of Licensor is directed to cease business with Licensee by the Commission or any other regulatory authority, or if Licensor shall in good faith determine, in Licensor’s reasonable judgment, that Licensee or any of its officers, directors, employees, agents, designees or representatives (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, in each case of either (a) or (b) which would reasonably be expected to or does jeopardize Licensor’s gaming license, or those of Licensor’s parent company, subsidiaries or affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be immediately terminated by Licensor without further liability or obligation to Licensee. In addition, Licensee hereby acknowledges that it may be illegal for a denied license applicant or a revoked licensee, or a business organization under the control of a denied license applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with Licensor without the prior approval of the Commission, as applicable. Licensee hereby affirms, represents and warrants to Licensor that Licensee is not a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee, and Licensee hereby agrees that this Agreement is subject to immediate termination by Licensor if Licensee should become a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date above written.

LICENSEE:

GOLDEN NUGGET ONLINE GAMING, LLC

By:	/s/ Rick H. Liem

Name:	Rick H. Liem

Title:	Vice President and Treasurer

LICENSOR:

GNLV, LLC

By:	/s/ Steven L. Scheinthal

Name:	Steven L. Scheinthal

Title:	Senior Vice President and Secretary

GN PARENT:

GOLDEN NUGGET, LLC

By:	/s/ Steven L. Scheinthal

Name:	Steven L. Scheinthal

Title:	Vice President and Secretary

Signature Page to
A&R Trademark License Agreement

EXHIBIT “A”
MARKS

Marks:

EXHIBIT “B”
LICENSE FEE

Royalty: Licensee shall pay to Licensor a royalty of three percent (3%) of Net Gaming Revenue (the “Royalty”). The parties acknowledge that Licensee and Golden Nugget Atlantic City, LLC have entered into that certain Amended and Restated Online Gaming Operations Agreement of even date herewith (the “NJ Agreement”). The parties agree that any amounts paid to GNAC under the NJ Agreement shall be deemed to include the Royalty payable to Licensor under this Agreement with respect to operation of the Business in New Jersey (and therefore shall be in lieu of, and not in addition to, the amounts owed under this Agreement with respect to operation of the Business in New Jersey).

Royalty Adjustment: Upon the tenth and fifteenth anniversary of the Effective Date during the Term (each, an “Adjustment Date”), the Royalty will be adjusted to equal the greater of: (i) 3% of Net Gaming Revenue; and (ii) a fair market value royalty percentage, as determined below (a “FMV Adjustment Amount”).

FMV Adjustment Amount Determination: Licensor will be entitled to propose a FMV Adjustment Amount by providing written notice to Licensee at least one hundred twenty (120) days prior to each Adjustment Date. Within thirty (30) days following receipt by Licensee of such proposed FMV Adjustment Amount, Licensee shall deliver written notice to Licensor of any disagreement with such proposed FMV Adjustment Amount (a “Dispute Notice”), which Dispute Notice shall include the basis for any such disagreement in reasonable detail and Licensee’s proposed FMV Adjustment Amount. If Licensee does not provide Licensor with a Dispute Notice within such 30-day period, Licensor’s initially proposed FMV Adjustment Amount will be final, conclusive and binding on the parties. If Licensor and Licensee are unable to agree on a FMV Adjustment Amount within 30 days of Licensor’s receipt of a Dispute Notice, Licensor or Licensee will be entitled to submit the matter to nationally recognized appraisal firms with experience in the industry as may be mutually acceptable to Licensor and Licensee (the “Appraiser”), who will be entitled to determine such FMV Adjustment Amount.

The fees, costs and expenses of the Appraiser shall be shared equally by Licensor and Licensee. All determinations made by the Appraiser shall be final, conclusive and binding on the parties. Judgment may be entered upon the determination of the Appraiser in any court having jurisdiction over the party against which such determination is to be enforced. The process set forth in this Exhibit B shall be the exclusive remedy of the parties for any disputes related to determination of the FMV Adjustment Amount.